Exhibit 99.1

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EDITED TRANSCRIPT

RSO - Q3 2016 Resource Capital Corp Earnings Call

EVENT DATE/TIME: NOVEMBER 14, 2016 / 1:30PM GMT

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NOVEMBER 14, 2016 / 1:30PM, RSO - Q3 2016 Resource Capital Corp Earnings Call

C O R P O R A T E   P A R T I C I P A N T S

Andrew Farkas Resource Capital Corporation - Chairman

Purvi Kamdar Resource Capital Corporation - Director of IR

Bob Lieber Resource Capital Corporation - CEO

David Bryant Resource Capital Corporation - CFO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Ryan Tomasello Keefe, Bruyette & Woods, Inc. - Analyst

Steve DeLaney JMP Securities - Analyst

Tim Hayes FBR Capital Markets & Co. - Analyst

P R E S E N T A T I O N

Operator

Welcome to the Resource Capital Corp. Q3 2016 earnings conference call.

(Operator Instructions)

As a reminder, this conference call is being recorded. I would now like to turn the conference over to Andrew Farkas, Chairman of Resource Capital Corp. You may begin.

Andrew Farkas - Resource Capital Corporation - Chairman

Thank you and good morning. Thank you for joining the Resource Capital Corp. earnings conference call for the third quarter ended September 30, 2016. This is Andrew Farkas, Chairman of Resource Capital Corp., also sometimes referred to as RSO for its ticker symbol.

With me today are Bob Lieber, the new CEO of Resource Capital Corp.; David Bryant, the CFO; Dave Bloom, Head of Real Estate at RSO; and Purvi Kamdar, our Director of Investor Relations. Before we begin, Purvi is going to read the Safe Harbor statement. Purvi.

Purvi Kamdar - Resource Capital Corporation - Director of IR

Thank you, Andrew. When used in this conference call the words believes, anticipates, expects, and similar expressions are intended to identify forward-looking statements. Although, the Company believes that these forward-looking statements are based on reasonable assumptions, such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties are discussed in the Company’s reports filed with the SEC, including its reports on forms 8-K, 10-Q and 10-K, and in particular, Item 1a on form 10-K report under the title, Risk Factors. Listeners are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any of these forward-looking statements.

Furthermore, certain non-GAAP financial measures will be discussed on this conference call. Our presentation of this information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most comparable measures prepared in accordance with the generally accepted accounting principles can be accessed through our filings with the SEC at www.sec.gov.

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NOVEMBER 14, 2016 / 1:30PM, RSO - Q3 2016 Resource Capital Corp Earnings Call

With that, I’ll turn it back to Andrew.

Andrew Farkas - Resource Capital Corporation - Chairman

Thank you, Purvi. As many of you know, on September 8, 2016, C-III Capital Partners, of which I’m a Chief Executive Officer acquired Resource America, the parent company of RSO’s external manager. To give you a little bit of background on C-III, we are a fully integrated real estate services and investment management company that I founded in 2010.

C-III is also led by six other principals, a team that has worked together for over 20 years each, capitalizing on distressed opportunities in the commercial real estate space. Some of those opportunities were executed while operating Insignia Financial Group, which I founded and to which I served as Chairman and CEO from 1990 to 2003.

Insignia grew to become one of the largest — sorry. Somehow this got kicked for a second. Some of those opportunities were executed while operating at Insignia Financial Group, which I founded and to which I served as Chairman and CEO from 1990 to 2003. Insignia grew to become one of the largest real estate owner operators in the United States, with over 350,000 multifamily residential housing units and over 200 million square feet of commercial real estate space across the US, UK, Europe, Asia, South America.

C-III commercial real estate platform, which has grown significantly since its inception, is extremely complementary to RSO’s primary investment strategies. C-III is an active commercial real estate lender, having originated over $5 billion of loans in the last six years alone and an active CMBS investor, having acquired bonds with CMBS Trust, with over $350 billion of underlying commercial real estate loans.

C-III’s platform also includes the following real estate businesses, which create important synergies throughout the family of C-III companies versus the top-performing institutional investment management business, with $4 billion of assets under management. Also, one of the largest CMBS special services in the United States, responsible for $70 billion of commercial mortgages.

A multifamily residential property manager, with approximately 60,000 apartment units under management, the largest network of owner operated commercial real estate brokerage firms, with more than 6,700 local market experts on the ground and leading online platform for commercial property and note investment sales and capital markets transactions that has closed over $1.7 trillion in real estate asset loan sales since inception and the largest zoning report company in the country.

The granular level of information obtained from our platform, along with our real estate experience and expertise, gives us the unique ability to identify and thoroughly underwrite investment opportunities in almost every market in the United States, which is the core of how we plan to evaluate investment opportunities and build value for RSO and its shareholders.

We understand RSO’s historical performance has been disappointing and frustrating for investors. Our team has experienced successfully repositioning companies by replacing management teams, stabilizing operations and creating investment strategies that grow bottom-line earnings and shareholder value.

We are confident in our ability to execute that plan, which we’re about to walk through in detail, and which will put RSO on a path for sustainable results and growth well into the future. With that, I’ll turn this over to our CEO, Bob Lieber, to provide some details around our plans. Bob?

Bob Lieber - Resource Capital Corporation - CEO

Thank you, Andrew. Good morning. My name is Bob Lieber. We are very excited to introduce our plan and vision for Resource Capital Corporation. We at C-III view RSO as a great opportunity for investors to participate in commercial real estate debt investments under our direction. We’ve been at the helm here a little over eight weeks now and have been carrying out an extensive review of RSO.

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NOVEMBER 14, 2016 / 1:30PM, RSO - Q3 2016 Resource Capital Corp Earnings Call

This has included an in-depth evaluation of each of the various business lines, operating businesses and investments on RSO’s balance sheet. We recognize RSO has been a difficult commercial mortgage REIT for the market to understand and the financial results have not been what you want them to be. Key issues that we’ve identified have been brought up time and time again from analysts and investors alike include, there are too many unconnected business lines, several of which were outside of the CRE mandate.

Dividends exceed earnings; AFFO as the measure of sustainable operating performance may not be appropriate and leverage and the cost of debt is in excess of that of our peers. We at C-III hear you loud and clear.

So what is our plan? Our plan, candidly, is simplify the Company and make it more understandable for investors and improve the transparency of RSO’s performance. We’re going to do this by disposing of underperforming assets, divesting non-core businesses, and investing solely in CRE assets that produce consistent recurring cash flows and pay dividends out of earnings and not just out of cash that’s on the balance sheet.

When we began our process, we started by evaluating the CRE loan portfolio for credit impairments and establishing estimated fair value adjustments for assets and businesses we intend to monetize as well as determine the impact of this strategy on our deferred tax assets. The financial impacts of the results of this process is the $51.6 million GAAP loss for the third quarter and an anticipated write-down to fourth quarter earnings of $11 million to $14 million.

The fourth quarter write-downs are comprised of the following items: $7 million to $9 million will be associated with moving certain legacy real estate loans to help for sales status. These are loans that have unperformed the business plans and the risk weighted return is no longer attractive. An additional $3 million to $4 million is related to reclassifying the businesses that we intend to exit that’s held for sale.

It is important to note that we are not required to exit these businesses and will not, unless we receive a purchase price, in line with our expectation. Additionally, $1 million is to reclassify middle-market lending of the discontinued operation, as we no longer plan on allocating capital to originating or acquiring syndicated corporate bank loans.

We plan on letting this portfolio run-off naturally over the next year and will be opportunistic sellers to the extent we can realize proceeds around book value. We understand that these losses are painful to investors and C-III shares in that pain, as we own approximately 714,000 shares of RSO. However, we are confident that this change in direction will benefit all shareholders in the future.

To summarize, our strategy is to prudently divest non-core and underperforming assets, which account for nearly $0.5 billion, or 22% of our book asset value and as we realize the proceeds from the maturities and sales, we will deploy incremental capital into our CRE lending and CMBS acquisition business. We believe this is the right path as the current RSO CRE debt team is very capable of deploying capital and now will be able to leverage C-III’s expertise and vast platform of additional real estate resources.

Keep in mind that this process will not happen overnight. We are very committed to a long-term strategy in the space we know extremely well. But we expect that the path ahead maybe a bit bumpy, particularly in 2017, as we execute our plan. We’re optimistic that the fruits of our labor will begin to materialize in 2018. As a result of the revised strategy and the new management team, we are formally withdrawing 2016 AFFO guidance and will be updating dividend guidance as well.

We want to position RSO for long-term success. The recipe for this success includes stabilizing earnings and growing book value. Up until now, RSO has paid dividends, which were significant return of capital. In fact, over the past three years, only 22% of the dividends paid have been a return on capital as opposed return of capital.

We believe the dividend should be a return on capital and not just a return of investment dollars. Therefore, for the fourth-quarter, we intend to pay a dividend of $0.05 per share. We expect the dividend will remain at $0.05 per share for 2017, which we believe will be a transition year.

Once we are able to generate consistent earnings, we expect to establish a dividend policy based on the sustainable earnings model for the Company. With RSO trading at a significant discount to book value, we believe it’s imperative to stabilize book value and pay dividends, in line with earnings. We hope this gives shareholders confidence the dividend they are receiving will have consistent earnings coverage as we go forward.

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NOVEMBER 14, 2016 / 1:30PM, RSO - Q3 2016 Resource Capital Corp Earnings Call

Lastly, to improve transparency, we will no longer report adjusted funds from operations and will begin to report core earnings in the fourth quarter which we believe will more clearly demonstrate the dividend coverage. Now that I’ve provided our Q2 plans for RSO, I will ask Dave Bryant, our CFO, to discuss third quarter results.

David Bryant - Resource Capital Corporation - CFO

Thank you, Bob. Our GAAP net loss allocable to common shares for the three months ended September 30, was $51.6 million, or $1.69 per share. Our GAAP net loss for the three months ended September 30, 2016, includes four significant line items. First, in other-than-temporary impairment on securities available for sale and intangible assets of $25.3 million, most of which is related to collateral and the legacy commercial real estate portfolio that underlies the securitization issued in 2007.

Our security interest in that vehicle is supported by 12 CMBS positions and seven commercial real estate loans. As part of our ongoing credit evaluation of our investments, we obtained third-party appraisals with six of the loan collateral properties. The other loan value is supported by an agreement of sale on the real estate collateral. As a result of these appraisals, two assets, the first, a property located in Tucson, Arizona; and second, a property located in Phoenix, Arizona, each had assessed values below our loan bases, causing the collective impairment charge to the cash flows of the securitization and thus, a loss recognition by a loss of $20.7 billion.

The impairment charge reflects the credit impact of the fair value of the security, given the results of the appraised property values. The charge was calculated by comparing the previous projected cash flows of the security to the revised cash flows, which included the results of the properties appraised.

Second, provisions for two loan losses of $8.1 million were also related to the aforementioned real estate appraisals. A, on a property located in Studio City, California, that had been previously supported by a contract for sale. And B, on the same property in Tucson, Arizona, where we had a mezzanine tranche portion of the whole loan held outside the securitization.

That loan was previously supported by a broker’s opinion of value that assumes certain concessions and assumptions, which are no longer consistent with the going-forward strategic plan of RSO. The total credit impairment for real estate positions was $28.8 million for this period.

We also experienced an additional loss of $9.6 million deferred item on a previously impaired middle-market loan that went into default during the quarter, which had us update a third-party loan valuation as of September 30. That is captured in net realized and unrealized losses in other income expense.

In the last several weeks and upon making the decision to exit non-real estate businesses, that were funded primarily in taxable REITs subsidiaries, we reevaluated our deferred tax assets and recognized a net write-down of $12.3 million during the period. This is reflected in income tax expense.

Collectively, these four items make up the bulk of our net loss during the third quarter. As Bob discussed, RSO’s Board approved the framework of the plan to exit several underperforming non-commercial real estate businesses and legacy commercial real estate loans. In the fourth quarter, we will reclassify certain of our non-real estate investments as discontinued operations and a life settlement contract investment and several legacy commercial real estate loans as held for sale.

The impairments in Q4 ranging from $11 million to $14 million estimate recoverable fair value of the associated assets and liabilities of these held for sale investments. We ended September 30 2016, with GAAP book value per share of $14.71, down from $17.63 at December 31, 2015. We had a net loss of $1.42 per share and had a $0.55 decline due to deconsolidation adjustments.

We paid dividends of $1.26 per share, including $0.42 for the September quarter. This was offset by an accretive benefit of $0.15 per share from share repurchases and $0.31 from marks on securities and interest rate hedges. The balance is the expenses associated with restricted stock that vested.

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NOVEMBER 14, 2016 / 1:30PM, RSO - Q3 2016 Resource Capital Corp Earnings Call

Our three most recent real estate securitizations are subject only to over collateralization tests, which we have comfortably passed. The structure of the finance vehicles continue to perform well and produce reliable cash flow. We have total capacity of $650 million on our commercial real estate term facilities and availability of approximately $312 million as of September 30.

Further, substantially all of our commercial real estate portfolios comprised of self-originated whole loans. Our leverage decreased to 1.9 times at September 30 as compared to 2.3 times at December 31 of 2015. Most of this decline in leverage is due to the disposition of the middle-market portfolio and legacy real estate CDO’s deconsolidated in the first quarter.

With regard to commercial real estate leverage, we ended Q3 2016 at 2.2 times on our entire portfolio, including cash earmarked for the new real estate loan originations. We remain focused on getting our total commercial real estate equity allocation increased to a minimum of 90% and plan to achieve this goal after we exit the non-core businesses and of course, redeploy the capital into commercial real estate.

As of September 30, 2016, we had 73% of our equity allocated to commercial real estate and commercial real estate-related investments. Adjusted funds from operations, or AFFO, for the quarter was $12.9 million, or $0.42 per common share. In determining AFFO for the third quarter, there were several non-cash adjustments that netted to approximately $64.5 million.

These non-cash items include provisions, asset impairments and unrealized mark-to-market adjustments that totaled $44.4 million, evaluation reserve with deferred tax assets of $12.3 million, and amortization of deferred cost of $4.4 million, and also share-based compensation and other adjustments that combine to $3.4 million. However, as Bob indicated, beginning with our fourth-quarter reporting, we will no longer use AFFO as a measure of operating performance and we will move to a core earnings metric.

We have relatively low leverage and are substantially match funded with non-recourse floating rate term financing on the vast majority of our lending platform. We continue to anticipate recycling capital from our remaining legacy bank loan CLO and legacy real estate CDO over the next year, each of which is expected to provide a substantial cash, either upon liquidation or monetization of the underlying collateral. Coupled with the $115 million of unrestricted cash on hand as of September 30, we have respectable liquidity available, as we head towards the final months of 2016.

We expect to deploy this liquidity judiciously in risk-adjusted higher-yielding real estate and CMBS investments, which will happen over the next year. Our selective re-use of the recycled capital will help us grow our real estate portfolio and improve earnings quality with our complete focus on credit quality.

With that, I’ll hand the call back to CEO and President of Resource Capital, Bob Lieber.

Bob Lieber - Resource Capital Corporation - CEO

Thank you, Dave, and just to reiterate for the fourth quarter, we intend to pay a dividend of $0.05 per share and we expect the dividend will remain at $0.05 per share per quarter for all of 2017, which, again, we believe will be a transition year. I believe that many of you will have questions and remind you that we’ve only been in this for a little over two months.

We’re still in the process of refining the strategies and approach that are most prudent for our stakeholders. And we want to be more thoughtful in our approach to answering the questions and concerns you will have. So we will be planning to have an Investor Day once we’ve made some additional progress with our plan.

We believe in and are very excited about the prospects for RSO and C-III’s ability to contribute to RSO’s profitable growth. We’re committed to maximizing shareholder value by streamlining and simplifying the Company, monetizing these legacy business lines and assets, and deploying capital into commercial real estate debt and CMBS. We believe this plan will allow us produce sustainable earnings and pay out a consistent dividend.

I thank each of you for joining the call today. We appreciate your support and patience as we work to improve the quality and the consistency of RSO’s performance.

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NOVEMBER 14, 2016 / 1:30PM, RSO - Q3 2016 Resource Capital Corp Earnings Call

With that, I will open up the call to a few questions.

Q U E S T I O N S   A N D   A N S W E R S

Operator

(Operator Instructions)

Jade Rahmani, KBW.

Ryan Tomasello - Keefe, Bruyette & Woods, Inc. - Analyst

Hi. This is actually Ryan Tomasello for Jade. Thanks for taking my questions this morning. Just in terms of the expected dividend, what level of core profitability does that new dividend imply for 2017? I realize you mentioned it would be a transitional year.

Should we assume a lower payout ratio on expected core earnings in 2017? For example, do you expect any anticipated losses to shield you from having to payout 100% of earnings?

Bob Lieber - Resource Capital Corporation - CEO

Ryan, that is a great question and one we wrestle with a great deal here. We expect that 2017 is going to be a bumpy year and we may not have any re-taxable income for calendar year 2017. We think it’s important to pay a dividend but the dividend that we are paying is not one that’s targeted to a specific level of core earnings for 2017.

The timing of the resolution of the monetization of these different assets and the redeployment of that capital into our business plan, as you can well imagine, is uncertain and we expect that, again, 2017 will be lumpy and we’re optimistic that 2018, we’ll be on a better path to report our core earnings metric to the market.

Ryan Tomasello - Keefe, Bruyette & Woods, Inc. - Analyst

Then just taking a high-level view of the strategic plan, can you provide us a summary of the non-core business lines that you would ideally like to exit the amount of equity invested in each and the capital that you would expect to potentially generate from sales, if you are able to execute them at prices that meet your internal valuation.

Bob Lieber - Resource Capital Corporation - CEO

Well, I want to be very careful about putting targets on what we’re going to sell and when we’re going to sell it for. We have, as I mentioned, about 22% of the Company’s asset book value was in these non-core businesses and loans, and we’re going to look to monetize these at the best price we possibly can, and not break out any specific allocations that we have today to any of those specific businesses. We don’t want to prejudice our ability to sell assets for the highest value we can when we actually go to the market to seek bids.

Ryan Tomasello - Keefe, Bruyette & Woods, Inc. - Analyst

And then would it be reasonable to assume any declines in G&A as these sales take place over the next year? Could you lay out what core G&A is for the CRE lending business in particular?

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NOVEMBER 14, 2016 / 1:30PM, RSO - Q3 2016 Resource Capital Corp Earnings Call

David Bryant - Resource Capital Corporation - CFO

I think those are the kinds of things that we’re going to talk more about on Investor Day. It’s a little early for us to make those estimates today. A lot of these businesses, as you’ve identified, or imbedded in your question, carry a level of G&A associated with it. Then if we’re successful in divesting and when we’re able to successful divesting, should reduce overall G&A cost to the Company but the details of that are things that we’re still digging through today.

Ryan Tomasello - Keefe, Bruyette & Woods, Inc. - Analyst

Okay, and just regarding the market overall. Can you characterize what you’re seeing in terms of borrower sentiment quarter over quarter, year over year, and highlight any trends in loan spreads? And then just on credit quality, notwithstanding the legacy CRE book, which took some of the impairments and provisions in the quarter, how has credit migrated in the newer assets?

Bob Lieber - Resource Capital Corporation - CEO

Well, I think that, overall, we look at the market and think that the advantages to the lenders today, there’s a lot of maturing debt out there that needs to get refinanced in 2016, 2017 and 2018. We see plenty of that from the position that we sit in at C-III. The actual spreads and the volatility of the market - the credit we think is getting better. The credit spread and things like that, we’ll see how it goes as it plays out.

Ryan Tomasello - Keefe, Bruyette & Woods, Inc. - Analyst

Great. Thanks for taking my questions.

Andrew Farkas - Resource Capital Corporation - Chairman

Thank you, Ryan.

Operator

Steve DeLaney, JMP Securities.

Steve DeLaney - JMP Securities - Analyst

Welcome to the C-III team. I’m curious, there was a lot to talk about in the press release, obviously, but I didn’t pick up a lot of commentary about third quarter lending activity or current pipeline. Could you just comment on whether you are, today, actively lending through the RSO platform?

Bob Lieber - Resource Capital Corporation - CEO

We are actively in the market searching for lending opportunities there. This is a spigot that you can’t just turn on one day and immediately see loans originated the next day. We’ve got a little over $350 million of loan originations so far through third quarter of 2016. We have an active book that we’re working today, with lots of activity going on there but it’s too early to commit what we are going to end up for all of 2016.

Steve DeLaney - JMP Securities - Analyst

Got it and the focus will - should we assume the focus will remain on senior floating rate loans, transitional loans?

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NOVEMBER 14, 2016 / 1:30PM, RSO - Q3 2016 Resource Capital Corp Earnings Call

Bob Lieber - Resource Capital Corporation - CEO

Lending - on the lending side, yes. We expect that we will be adding to the CMBS portfolio as we go forward to the balance of the year, and going forward as a part of our business plan as well, Steve.

Steve DeLaney - JMP Securities - Analyst

Thank you, okay. Could you just talk a little more about the decision just say the - up top. The concept of simplification, focus, transparency, all extremely important and we all totally buy-in on that area. Specifically, though, the decision to position the CDO 2007-1. I mean that’s CMBS; it’s CRE loans. It’s nothing in there that you guys don’t work with every day.

Just curious about the decision to deconsolidate that, get the equity - retained equity interest there? Just get off the books and move on? If you could share any thoughts there as to why not hold it and work it out yourself?

Bob Lieber - Resource Capital Corporation - CEO

Well, the CDO and buys a lot of different assets and positions, as you note. Some of those assets are lower earning assets, and we think that the way the CDO and the waterfall works, the return on equity is not what we hoped to be able to achieve as we go forward, but we want to unlock that value and free the capital that we can use to redeploy to growing the lending business as we go forward

Steve DeLaney - JMP Securities - Analyst

So it’s really one of these things of trap - delevering and trap cash, is that you view it?

David Bryant - Resource Capital Corporation - CFO

Exactly. The ROE is more attractive at formation but as you get longer into the life of the CDO, the ROEs on the positions we have is lower than we want, as you say.

Steve DeLaney - JMP Securities - Analyst

Got it and we’ve certainly seen that across the industry with the legacy companies. And one final thing, if I could, and maybe this is too detailed, and you’re not ready to talk about it, but like the concept of core. There’s always been a lot of noise in AFFO. Are there one or two items - I’m just looking at your AFFO reconciliation in press release.

Can you point us to one or two items that are included in this $12.9 million of AFFO that you would not look to include under a core calculation. I’m just trying to get to $0.42 of AFFO to a core figure that maybe is more in line with where you set your going forward dividend rate? Thanks.

David Bryant - Resource Capital Corporation - CFO

I think that when we have our Investor Day, we will walk you through what our proposed core earnings metric is going to be and what gets excluded and what gets included. There are lots of components to that. There is share compensation, there is debt costs that are realized differently, so we will walk through that to come up with a metric that we think measures what the performance of the business is

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NOVEMBER 14, 2016 / 1:30PM, RSO - Q3 2016 Resource Capital Corp Earnings Call

Steve DeLaney - JMP Securities - Analyst

Okay, well, thank you for the comments this morning.

Bob Lieber - Resource Capital Corporation - CEO

Thanks, Steve.

Operator

Jessica Levi-Ribner, FBR & Company.

Tim Hayes - FBR Capital Markets & Co. - Analyst

Hi guys. This is actually Tim Hayes for Jessica. What are your guys’ priority now between preserving capital, growing originations, deleveraging the balance sheet? How do you guys prioritize those initiatives? Then also where does stock buyback now fit into the equation, with the stock looking to open at a meaningful discount to book value?

David Bryant - Resource Capital Corporation - CFO

As we sit here today, we don’t have any plans to continue with the stock buyback. We have invested, I think a little over $35 million under the $50 million we authorized to do initially but we don’t currently have any plans to buy back stock. Again, it’s using capital that we want to use to deploy to growing the business.

Our first objective is to get the origination business going so that we can generate core earnings as we go forward and then monetize our way out of the different businesses as prudently and financially and fiscally as we possibly can.

So I hope that answers your question but the priorities been - there’s a lot of things to do. We’ve just been getting our arms around it today. The timing of the monetization of these assets is something we’re going to monitor closely. But it’s really about taking the capital that we have and deploying this profitably as we can through the balance of 2016 and 2017.

Tim Hayes - FBR Capital Markets & Co. - Analyst

Got it. And then just on a relative basis, getting once you are able to get through divesting everything that you want to divest and redeploying that capital into your core business segments, what does earnings - where do you - do you expect that will be accretive to earnings power? Obviously, you guys are kind of shifting around how you’re looking at profitability but should we expect on a relative basis, that it’s accretive to earnings?

Bob Lieber - Resource Capital Corporation - CEO

Absolutely. Or we wouldn’t be doing it.

Tim Hayes - FBR Capital Markets & Co. - Analyst

Fair enough. Thanks guys.

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NOVEMBER 14, 2016 / 1:30PM, RSO - Q3 2016 Resource Capital Corp Earnings Call

Bob Lieber - Resource Capital Corporation - CEO

Thanks, Tim.

Operator

I’m showing no further questions. I would now like to turn the call back to Andrew Farkas for any further remarks.

Andrew Farkas - Resource Capital Corporation - Chairman

I’d like to thank everybody for dialing in. As you can see, we’ve spent a tremendous amount of time over a great short period to develop the strategy here to take this operation forward, and create a real estate investment trust of which you can be proud, that is profitable, predictable and has a consistently growing dividend.

We’re also focused on growing our book value by building the commercial real estate investment portfolio. As you heard from Bob, divesting of certain non-core businesses as prudently and quickly as we possibly can.

C-III and the principles of C-III have a tremendous amount of experience in fixing things like this. We are extremely optimistic that we can do that here, and expect to do that over the course of the balance of this year and through 2017. So with 2018, you can start seeing the results of that which we’re speaking today.

With that, I think we will say so long for now, and expect to hear from us shortly including about the Investor Day that Bob spoke about. Thanks for dialing in.

D I S C L A I M E R

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